                                                                    Exhibit 99.1

CONTACT: Susan E. Moss
         Vice President of Corporate Communications
         (502) 596-7296

                KINDRED HEALTHCARE APPOINTS RICHARD A. LECHLEITER
              AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Louisville, KY (February 25, 2002) - Kindred Healthcare, Inc. (the "Company") (NASDAQ: KIND) today announced the appointment of Richard A. Lechleiter as Senior Vice President, Chief Financial Officer and Treasurer of the Company. The Company also announced the resignation of Richard A. Schweinhart as Senior Vice President and Chief Financial Officer.

     Mr. Lechleiter has been employed by the Company since June 1995 and served most recently as its Vice President, Finance, Corporate Controller and Treasurer. Mr. Lechleiter, a certified public accountant, has over 20 years experience in the healthcare industry. Prior to joining the Company, he served in various executive and financial capacities with Columbia/HCA Healthcare Corp., Galen Health Care, Inc. and Humana Inc.

     Edward L. Kuntz, Chairman and Chief Executive Officer of the Company, commented, "Rich has played a key role in strengthening our financial position over the last two years. His experience with the investment community will be a positive for us as we move beyond our reorganization and position ourselves for growth."

     With respect to the resignation of Mr. Schweinhart, Kuntz stated, "Rick Schweinhart's contributions to our successful reorganization and transition to a public company cannot be overstated. I am extremely grateful for all that he has done for the Company and I wish him the very best."

     Kindred Healthcare is a national provider of long-term healthcare services primarily operating nursing centers and hospitals.